Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2021 SECOND QUARTER RESULTS

•	Second Quarter Comparable Store Sales Increased 6.9%
•	Second Quarter Net Income of $430 Million, or $4.09 Per Share
•	Non-GAAP Net Income of $233 Million, or $2.21 Per Share
•	Gross Margin Improved by 920 Basis Points to 35.1%

NEW YORK, NY, August 20, 2021 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 31, 2021.

Second Quarter Results

The Company reported net income of $430 million, or $4.09 per share, for the 13 weeks ended July 31, 2021, as compared with net income of $45 million, or $0.43 per share, for the corresponding prior-year period, and $60 million, or $0.55 per share, earned in the second quarter of 2019.

On a non-GAAP basis, the Company earned $2.21 per share, an increase of over 200% from the $0.71 per share in the second quarter of 2020 and the $0.66 per share earned in the second quarter of 2019. Excluded from these numbers are gains related to minority investments and impairment charges, as detailed below.

Second quarter comparable-store sales increased by 6.9%. Total sales increased by 9.5%, to $2,275 million in the second quarter of 2021, compared with sales of $2,077 million in the same period last year. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter increased by 7.3%. As compared to the second quarter of 2019, total sales increased 28.2%.

“Our strong performance this quarter reflects the health of our category, the deep engagement we have with our customers, and the strategic nature of our relationships with our vendor partners,” said Richard Johnson, Chairman and Chief Executive Officer. “This quarter reflects strong results in our women’s and kids’ footwear business along with broad demand for our apparel and accessories offerings, which combined with more limited promotional activity, led to the outstanding top and bottom line results.”

“Many of the trends we saw in the first quarter continued into the second quarter, with the combination of robust demand and fresh and lean inventory driving meaningfully lower levels of promotional activity and resulting in a gross margin of 35.1%, compared to the 25.9% in the prior year period,” added Andrew Page, Executive Vice President and Chief Financial Officer.

Year-To-Date Results

For the first six months of the year, the Company posted a net income of $632 million, or $6.02 per share on a GAAP basis, compared to a net loss of $65 million, or $0.62 per share, for the corresponding period of 2020. On a non-GAAP basis, earnings per share for the six-month period totaled $4.17, compared to $0.05 per share in the prior year

-MORE-

period in 2020. Year-to-date sales were $4,428 million, an increase of 36.1% compared to the sales of $3,253 million in the corresponding 6-months of 2020. Year-to-date, comparable store sales increased 33.4%, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased by 33.4%.

Non-GAAP Adjustments

During the second quarter of 2021, the Company recorded adjustments to earnings, which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included in part: 1) $303 million of primarily non-cash gains related to minority investments, of which $290 million was related to a higher valuation for the Company’s investment in GOAT, and 2) a $39 million charge primarily due to the impairment review of Footaction.

Financial Position

At July 31, 2021, the Company’s merchandise inventories were $1,081 million, 9.5% lower than at the end of the second quarter last year. Using constant currencies, inventory decreased by 10.4%. At quarter-end, the Company’s cash and cash equivalents totaled $1,845 million, while the debt on its balance sheet was $112 million.

The Company’s total cash position, net of debt, was $1,733 million, higher than the same period last year by $484 million. During the second quarter of 2021, the Company spent $8 million to repurchase 125,000 shares, returning a total of $29 million to shareholders through its share repurchase program and dividends.

In addition, the Company invested $36 million in its store fleet, digital capabilities, supply chain, and other infrastructure. The Company also announced two strategic acquisitions, WSS and atmos, that total $1,110 million and are expected to close late in the third quarter of 2021.

"Our approach to capital allocation remains focused on investing in growth opportunities while also returning cash to shareholders through our quarterly dividend and opportunistic share repurchase program,” said Richard Johnson.

“The 50% increase to our quarterly dividend rate that we announced earlier this week reflects our Board's confidence in our business and financial strength.”

Financial Outlook

Andrew Page added, “we exited the quarter with positive momentum and are cautiously optimistic about the outlook for the back-half of 2021. Recognizing we are still operating in an uncertain environment due to COVID-19, we continue to keep a close eye on the business, including temporary store closures and supply chain challenges, and we remain disciplined with expense management.”

The Company will provide additional commentary on its financial outlook for fiscal 2021 on its live conference call.

Store Base Update

During the second quarter, the Company opened 16 new stores, remodeled or relocated 23 stores, and closed 57 stores. As of July 31, 2021, the Company operated 2,911 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 134 franchised Foot Locker stores were operating in the Middle East.

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday August 20, 2021, to review these results and provide an update on the business. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10158454 through September 3, 2021. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

-MORE-

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

Consolidated Statements of Operations

(unaudited)

Periods ended July 31, 2021 and August 1, 2020

(In millions, except per share amounts)

	Second Quarter		Second Quarter Year-to-Date
	2021	2020	2021	2020
Sales	$2,275	$2,077	$4,428	$3,253
Cost of sales	1,477	1,539	2,881	2,444
Selling, general and administrative expenses	450	387	868	703
Depreciation and amortization	48	44	93	88
Impairment and other charges	36	38	40	54
Income (loss) from operations	264	69	546	(36)

Interest expense, net	(2)	(2)	(4)	(3)
Other income, net	325	3	329	4
Income (loss) before income taxes	587	70	871	(35)
Income tax expense	157	25	239	30
Net income (loss)	$430	$45	$632	$(65)

Diluted earnings (loss) per share	$4.09	0.43	6.02	(0.62)
Weighted-average diluted shares outstanding	105.2	105.1	105.1	104.4

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

-MORE-

Non-GAAP Reconciliation

(unaudited)

Periods ended July 31, 2021 and August 1, 2020

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2021	2020	2021	2020
Pre-tax income:
Income (loss) before income taxes	$587	$70	$871	$(35)
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	36	38	40	54
Other income, net (2)	(303)	—	(303)	—
Adjusted income before income taxes (non-GAAP)	$320	$108	$608	$19

After-tax income:
Net income (loss)	$430	$45	$632	$(65)
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $9, $6, $10, and $9 million, respectively (1)	27	32	30	45
Other income, net - net of income tax expense of $79, $-, $79, and $- million, respectively (2)	(224)	—	(224)	—
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	—	(2)	—	25
Adjusted net income (non-GAAP)	$233	$75	$438	$5

	Second Quarter		Year-to-Date
	2021	2020	2021	2020
Earnings per share:
Diluted earnings (loss) per share	$4.09	$0.43	$6.02	$(0.62)
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.25	0.30	0.28	0.43
Other income, net (2)	(2.13)	-	(2.13)	—
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	—	(0.02)	—	0.24
Adjusted diluted earnings per share (non-GAAP)	$2.21	$0.71	$4.17	$0.05

Notes on Non-GAAP Adjustments:

(1)	During the thirteen and twenty-six weeks ended July 31, 2021, the Company recorded pre-tax charges of $36 million and $40 million, respectively, classified as Impairment and Other Charges. This compares with charges of $38 million and $54 million recognized for the thirteen and twenty-six weeks ended August 1, 2020, respectively.

-MORE-

Non-GAAP Reconciliation

(unaudited)

Periods ended July 31, 2021 and August 1, 2020

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments (continued):

(1), continued

During the second quarter of 2021, we conducted an impairment review of certain Footaction stores as a result of the Company’s decision to convert part of the stores to other existing banner concepts and close the remaining stores. We evaluated the long-lived assets, including the right-of-use assets and recorded non-cash charges of $39 million to write down store fixtures, leasehold improvements, and right-of-use assets for approximately 60 locations. Additionally, we recorded $4 million in other lease-related termination costs.

Partially offsetting these losses was $11 million of additional insurance recovery related to the prior year social unrest losses, $7 million of which is classified in impairment and other charges as it relates to the book value of losses recorded in 2020, with $4 million recorded in other income. We are continuing to work with our insurers to determine if additional incurred losses under our property insurance policy will be covered, however we do not expect that future recoveries will be significant.

Also included in the year-to-date period of 2021 is a $2 million charge related to one of our minority investments and charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions.

For the second quarter of 2020, we recorded $18 million of costs and losses related to social unrest, $16 million of charges related to the shutdown of the Runners Point business, $3 million related to the reorganization of our Eastbay business, and $1 million of administrative costs associated with the pension plan reformation. Also included in the 2020 year-to-date period, was impairment and other charges of $15 million related to certain Runners Point and Sidestep stores and other underperforming stores in Europe, and an additional $1 million related to the pension matter.

(2)	During the thirteen and twenty-six weeks ended July 31, 2021, the Company recorded non-cash gains of $303 million, or $224 million after-tax. One of our minority investments, GOAT, which is measured using the fair value measurement alternative, received additional funding at a higher valuation resulting in a $290 million fair value adjustment. Additionally, during the quarter, we acquired a minority stake in a public entity at an initial discount of $9 million. Due to the infrequent and nonrecurring nature of the gain and discount, respectively, the income was removed to arrive to non-GAAP earnings. Finally, other income includes $4 million related to our insurance recovery from the 2020 social unrest, which is the amount by which the recovery exceeded the book value losses previously recorded.

(3)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. Due to the improved financial outlook during the second quarter of 2020, the Company reversed $2 million of the revaluation charge.

-MORE-

Consolidated Balance Sheets

(unaudited)

(In millions)

	July 31,	August 1,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$1,845	$1,373
Merchandise inventories	1,081	1,194
Other current assets	252	266
	3,178	2,833
Property and equipment, net	743	782
Operating lease right-of-use assets	2,569	2,810
Deferred taxes	108	70
Goodwill	158	158
Other intangible assets, net	16	19
Minority investments	728	150
Other assets	85	90
	$7,585	$6,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$539	$630
Accrued and other liabilities	474	455
Current portion of long-term debt and obligations under finance leases	102	-
Current portion of lease obligations	566	587
	1,681	1,672
Long-term debt and obligations under finance leases	10	124
Long-term lease obligations	2,363	2,579
Other liabilities	190	134
Total liabilities	4,244	4,509
Total shareholders' equity	3,341	2,403
	$7,585	$6,912

-MORE-

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 30,			July 31,	Relocations/
	2021	Opened	Closed	2021	Remodels
Foot Locker U.S.	848	2	23	827	8
Foot Locker Europe	624	11	17	618	12
Foot Locker Canada	101	—	3	98	4
Foot Locker Pacific	93	1	—	94	6
Foot Locker Asia	20	6	—	26	—
Kids Foot Locker	422	4	17	409	3
Lady Foot Locker	35	—	13	22	—
Champs Sports	539	1	12	528	4
Footaction	240	—	29	211	—
Sidestep	76	3	1	78	1
Total	2,998	28	115	2,911	38

Selling and gross square footage are as follows:

	August 1, 2020		July 31, 2021
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,437	4,263	2,372	4,133
Foot Locker Europe	1,012	2,170	1,027	2,177
Foot Locker Canada	261	428	254	415
Foot Locker Pacific	148	240	174	273
Foot Locker Asia	44	79	105	185
Kids Foot Locker	739	1,275	719	1,235
Lady Foot Locker	58	97	25	57
Champs Sports	1,933	3,008	1,896	2,965
Footaction	754	1,238	666	1,089
Sidestep	73	134	91	166
Runners Point	93	168	—	—
Total	7,552	13,100	7,329	12,695

- END-